UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2023

TINGO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35850	27-0016420
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 West Grand Avenue, Suite 3 Montvale, NJ	07645
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (385) 463-8168

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TIO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On September 27, 2023, the Registrant issued an aggregate 6,151,428 unregistered shares of its common stock to various individuals and institutions on a private basis. The shares were issued principally in connection with the exercise of warrants previously issued by the Registrant, in addition to fees and other obligations paid by the Registrant in shares of the Company. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. The Registrant believes that the foregoing issuance of its shares of common stock was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2023, the Company appointed C. Derek Campbell as an independent member of its Board of Directors.

Mr. Campbell, age 55, is an experienced senior executive leader and strategic advisor with business interests across the energy, natural resources, infrastructure, security, and defense sectors. He has held the position of Group Managing Partner of LVC Global Holdings, LLC, since its inception in 2019, which is an international asset acquisition, investment, and consulting platform that optimizes and monetizes opportunity ﬂow across the Emerging and Frontier Markets, with a particular focus on Africa. Mr. Campbell is also a Distinguished Fellow in the Global Federation of Competitiveness Councils, a position he has held since March 2021, a former Principal Committee Member of U.S. EXIM Bank’s Sub-Saharan Africa Advisory Committee, and a former Advisory Board Member of the African Energy Chamber. He holds a Bachelor of Science Degree from the University of Maryland and a Master of Strategic Studies from the U.S. Army War College. Additionally, Mr. Campbell has served as a Colonel in the United States Marine Corps Reserves since 2007 having enlisted in the U.S. Marine Corps in 1994. During his time in the U.S. Marine Corps, Mr. Campbell served with distinction in operational combat tours in Iraq, Afghanistan, and South Sudan. He also served as the U.S. Marine & Naval Attaché to Nigeria, the Chief of Military Plans for the U.N. Mission in South Sudan (UNMISS), and the USMC Liaison Oﬃcer to the Defense Threat Reduction Agency (DTRA).

Also on October 2, 2023, the Board of Directors appointed Amir Ayalon as the Company’s Chief Financial Officer. Mr. Ayalon succeeds Kevin Chen, who will remain with the Company as its Chief Financial Officer for its Asia-Pacific operations.

Mr. Ayalon, age 55, has over 20 years of cross-industrial involvement in global financial advisory and investment, as well as operational management roles within corporates, hedge funds and investment banks. Mr. Ayalon’s operational experience spans a variety of industries including fintech, financial services, software and food manufacturing, which are complementary to the Company’s business. Until earlier this year, Mr. Ayalon served as CEO of Celsius Mining, where he was instrumental in rapidly building and scaling the business to a multi-billion-dollar valuation and preparing the company for its planned IPO in mid-2022. Prior to joining Celsius Mining, Mr. Ayalon served in multiple roles including as CEO of a private capital raising and M&A advisory firm, as well as CEO of two venture stage technology companies. From 2011 to 2015, Mr. Ayalon was the CEO of Sphera Funds Management, one of Israel’s largest hedge funds with offices in Tel Aviv and New York City, prior to which he worked as an M&A banker with UBS and Bank of America, was head of M&A at Nasdaq listed company, Amdocs, and head of corporate development at Tel Aviv Stock Exchange listed company, Strauss Group. Mr. Ayalon also served on the board of Fruitura Bioscience Ltd., an emerging nutraceutical and food manufacturing company from 2011 to 2015 and holds a Bachelor of Arts degree in Accounting & Economics from Tel Aviv University and a Master of Business Administration from Duke University.

Effective October 1, 2023, the Registrant entered into a 2-year Consulting Agreement with Mr. Ayalon. The Agreement provides for base compensation of $500,000 per annum, together with bonuses of up to the amount of his base compensation as then in effect, as well as equity incentives of not less than $2.5 million per annum. If Mr. Ayalon’s consultancy is terminated without cause, he will be entitled to a termination fee equal to his annual base compensation then in effect, together with any accrued but unpaid bonus.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 27, 2023, the Registrant amended and restated its Bylaws. A full text of the Amended and Restated Bylaws of the Company is attached to this Current Report as Exhibit 3(ii).

Item 9.01 Financial Statements and Exhibits.

3(ii)	Amended and Restated Bylaws of Tingo Group, Inc.
10.1	Consulting Agreement between the Registrant and Amir Ayalon, dated October 1, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tingo Group, Inc.

Date: October 2, 2023	By:	/s/ Kenneth Denos
		Name:	Kenneth Denos
		Title:	Interim Co-CEO

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